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Exhibit 99.2

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]

June 16, 2006

Level 3 Communications, Inc.
Eldorado Acquisition Three, LLC
1025 Eldorado Boulevard
Broomfield, CO 80021

TelCove, Inc.
121 Champion Way
Canonsburg, PA 15317

  Re:
  Registration Statement on Form S-4 of Level 3 Communications, Inc. filed on May 19, 2006 and Amendment No. 1 to Form S-4 of Level 3 Communications, Inc. filed June 16, 2006

Ladies and Gentlemen:

        Reference is made to our opinion letter ("Opinion"), dated April 30, 2006. Our Opinion was provided for the information and assistance of the Board of Directors of TelCove, Inc. in connection with its consideration of the transaction described therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Level 3 Communications, Inc. and TelCove, Inc. desire to include our Opinion in their information statement/prospectus, which information statement/prospectus is part of the above-referenced Registration Statement on Form S-4 of Level 3 Communications, Inc. (the "Registration Statement").

        In that regard, we hereby consent to the reference to our Opinion in the Registration Statement under the captions "SUMMARY—Opinion of the Financial Advisor to the TelCove Board of Directors", "THE MERGER—TelCove's Reasons for the Merger", "THE MERGER—Opinion of the Financial Advisor to the TelCove Board of Directors", and to the inclusion of the full text of such Opinion as an Annex to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

        In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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  Exhibit 99.2